Exhibit 10.1
EXECUTION COPY

EMPLOYMENT AGREEMENT
By and Between
GRUBB & ELLIS COMPANY
and
THOMAS D’ARCY

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”) entered into as of November 4, 2009, by and between GRUBB & ELLIS COMPANY, a Delaware corporation having an address at 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705 (the “Company”), and THOMAS D’ARCY an individual residing at [REDACTED] (“Executive”).
W I T N E S S E T H:
WHEREAS, commencing on the Effective Date (as that term is defined in Section 5(a) below), the Company desires to employ Executive and Executive desires to provide his exclusive services to the Company in connection with the Company’s business; and
WHEREAS, both parties desire to clarify and specify the rights and obligations which each have with respect to the other in connection with Executive’s employment.
NOW, THEREFORE, in consideration of the agreements and covenants herein set forth, the parties hereby agree as follows:
1.	Employment
On the Effective Date, the Company hereby employs Executive as its Chief Executive Officer and President, and Executive hereby accepts such exclusive employment as of the Effective Date and agrees to render Executive’s full time services as an employee of the Company, all subject to and on the terms and conditions herein set forth. Executive shall be deemed to be an employee at will, subject to the terms of this Agreement.
2.	Duties and Responsibilities of Executive
(a) On the Effective Date, Executive shall be employed as the Company’s Chief Executive Officer and President, and Executive agrees to provide Executive’s full time services to the Company, subject to the other provisions of this Section 2. Executive’s responsibilities and duties shall be commensurate with those of a similarly situated chief executive officer of an entity engaged in the business engaged, or proposed to be engaged, in by the Company. In the performance of his duties, Executive shall report directly to the Board of Directors of the Company (the “Board” or “Board of Directors”). In addition, upon the Effective Date, Executive shall be appointed to serve on the Company’s Board of Directors as a Class C director (“Class C Director”) until the 2010 annual meeting of stockholders at which the election of Class C Directors is to be voted on by the Company’s stockholders, unless prior to the 2010 annual meeting of stockholders the Company eliminates its staggered Board, in which event Executive’s appointment to the Board of Directors shall be voted on at the next annual meeting of stockholders. Further, for so long as this Agreement is in effect, Executive shall be a nominee for election to the Company’s Board of Directors at each subsequent annual meeting of stockholders at which the election of Class C Directors is to be voted on (or alternatively, if the Company eliminates its staggered Board, at each subsequent annual meeting of stockholders at which the election of directors is to be voted on). In addition, Executive agrees that upon the termination of Executive’s employment with the Company at any time and for any reason whatsoever, that immediately and simultaneously upon any such termination Executive shall be deemed to have automatically and irrevocably resigned from the Company’s Board of Directors, and the Board of Directors of and employment with any subsidiary or affiliate of the Company; provided, however, that such termination and deemed resignation(s) shall not affect Executive’s post-employment rights and benefits under this Agreement.
(b) Executive shall use diligent efforts to maintain and enhance the business and reputation of the Company and shall perform such other duties commensurate with Executive’s position as may, from time to time, be lawfully and reasonably designated to Executive by the Board. Executive’s principal place of employment shall initially be the Santa Ana, California metropolitan area, although Executive shall be readily available to travel as the reasonable needs of the Company shall require. In addition, in the event that the Company moves its principal executive offices during the “Term” (as defined in Section 5(a) below) to either the New York, New York or Chicago, Illinois metropolitan area, subject to the provisions of Section 3(e) below, Executive shall relocate to either such metropolitan area. Executive shall be domiciled within reasonable proximity (i.e., the metropolitan area) of either Santa Ana, California, Chicago, Illinois or New York, New York (depending upon in which city the Company’s principal executive offices are situated), no later than August 1, 2010. Executive shall devote himself to the business and affairs of the Company on a full-time basis; provided, however, that so long as such activity does not materially interfere with Executive’s performance of his duties and responsibilities hereunder, and is not contrary to the interests of the Company, Executive may (i) serve on the board of directors (or similar governing body) of another company or entity that is not, in the good faith judgment of the Board, materially competitive with any business conducted by the Company, (ii) participate in civic, charitable or educational activities, and on behalf of civic, charitable or educational organizations, and/or (iii) maintain, monitor and pursue personal and family investments, including but not limited to real estate investments, provided that such investments do not involve business activities or investments that, in the good faith judgment of the Board, are not insubstantially competitive with any part of the business of the Company. In connection with the foregoing, Executive shall be permitted to continue to serve as a non-executive member (including the Chairman) of the board of directors of Inland Real Estate Corp. (“Inland”), provided that the business of Inland does not, in the good faith judgment of the Board, become competitive with the business of the Company; it being agreed by the Company that, as currently constituted on the date hereof, the business of Inland is not competitive with the business of the Company. In addition, Executive will not serve on any committees of the board of directors of Inland; provided that, notwithstanding the foregoing, it is acknowledged that Executive shall be permitted to continue to serve on the audit committee of the board of directors of Inland (the “Inland Audit Committee”) for an interim period of up until the next annual meeting of the stockholders of Inland or until such sooner time as he is replaced on the Inland Audit Committee.
3.	Compensation
(a) In consideration for Executive’s services to be performed under this Agreement and as compensation therefor, Executive shall receive, in addition to all other benefits provided for in this Agreement, a base salary (the “Base Salary”) at a rate of Six Hundred Fifty Thousand Dollars ($650,000) per annum. All payments of Base Salary shall be subject to all applicable withholdings and deductions, and shall be payable at least monthly, and otherwise in accordance with the Company’s customary payroll practices. The Base Salary shall be subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”) and, pursuant to such annual review, the Base Salary, as then currently in effect, may be increased, but not decreased, at the discretion of the Compensation Committee, or by the Board.
(b) In addition to the Base Salary, Executive shall be eligible to receive annual bonus compensation (“Bonus Compensation”) as determined by the Board or the Compensation Committee based upon performance targets established by the Board or Compensation Committee and Executive. Commencing with the 2010 calendar year, for each calendar year during the Term, the annual target for the Bonus Compensation is 200% of Executive’s Base Salary at the end of the applicable calendar year. With respect to any partial calendar year during the Term hereof subsequent to 2010, Executive’s Bonus Compensation shall be pro-rated based on the actual number of days during such partial calendar year that Executive provided his services hereunder. The Bonus Compensation payable with respect to the 2010 calendar year (but not subsequent calendar years) shall be guaranteed, notwithstanding any subsequent or contrary decisions or determinations by the Company, the Board or the Compensation Committee, and such bonus payments for calendar year 2010 shall be equal to One Million Three Hundred Thousand Dollars ($1,300,000), subject to all of the other terms and conditions of this Agreement (the “Guaranteed Bonus”). There shall be no Bonus Compensation with respect to the period commencing on the Effective Date and continuing up to and through December 31, 2009.
All Bonus Compensation shall be payable in cash in accordance with the procedures established from time to time by the Compensation Committee, subject to all applicable withholding and deductions, and in accordance with the Company’s reasonable and customary payroll and bonus payment practices. All Bonus Compensation with respect to any calendar year during the Employment Period hereof shall be paid in the immediately following calendar year, but no later than March 15th of such immediately following calendar year and at the same time that other senior-level executives of the Company receive their bonus compensation.
(c) Commencing with respect to calendar year 2010, at the discretion of the Board of Directors reasonably exercised in a manner consistent with the performance of the Company and the compensation of other senior executives in the same industry and based upon performance targets established by the Board or Compensation Committee and Executive, Executive shall be entitled to participate in a performance-based long term incentive award plan, which shall consist of an annual award payable either in cash, restricted shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), or stock options exercisable for shares of Common Stock (the “Stock Options”), in each instance, as determined by the Board or the Compensation Committee. The target for any such long-term incentive award (the “Long-Term Incentive Award”) shall be One Million Two Hundred Thousand Dollars ($1,200,000) per year, and any Long-Term Incentive Award shall be subject to ratable, annual vesting over three (3) years. Subject to the provisions hereof, an initial Long-Term Incentive Award with respect to calendar year 2010 shall be granted in the first quarter of 2011 and shall vest in equal annual tranches of one-third (1/3) each commencing on December 31, 2011.
In the event that any Long-Term Incentive Award is payable in Common Stock or Stock Options, the number of shares of Common Stock or the number of Stock Options (and the exercise price of such Stock Options) payable with respect to each Long-Term Incentive Award shall be determined by dividing (i) the dollar amount of the Long-Term Incentive Award granted by the Board or the Compensation Committee, by (ii) the volume weighted average closing price per share of the Company’s Common Stock on the exchange or market on which the Company’s shares of common stock are publicly listed or quoted for trading during the fourth calendar quarter of the calendar year with respect to which the Long Term Incentive Award is being granted.
(d) Subsequent to the Effective Date and within five (5) business days after Executive effects the “Executive Equity Purchase” (as that term is defined in Section 5(b) below), Executive shall receive from the Company a one-time cash payment as reimbursement for all of Executive’s out-of-pocket transitory relocation expenses, including transitory housing and travel expenses for six (6) months, in the amount of Thirty-five Thousand Dollars ($35,000) (the “Transition Reimbursement”). The Transition Reimbursement, if any, shall be paid no later than March 15, 2010. In addition, Executive shall be entitled to reimbursement for expenses incurred, not in excess of One Hundred Thousand Dollars ($100,000), in relocating to, or within reasonable proximity of, Santa Ana, California, Chicago, Illinois or New York, New York (depending upon in which city the Company’s principal executive offices are situated) by August 1, 2010 (the “Relocation Allowance”). Subject to the applicable provisions of Section 4(b) below, the Relocation Allowance shall be paid in a lump sum upon such relocation.
(e) In the event that during the term hereof Executive is required to relocate to either the New York, New York or Chicago, Illinois metropolitan area because the Company moves its principal executive offices to either such metropolitan area after Executive has previously relocated in accordance with the provisions of Section 3(d) above, the Company shall pay to Executive a further relocation allowance that shall be comparable to the initial Relocation Allowance, to reimburse Executive’s out-of-pocket relocation expenses, including transitory housing and travel expenses, in a maximum amount to be mutually agreed upon in good faith by Executive and the Company (the “Further Relocation Allowance”). Subject to the applicable provisions of Section 4(b) below, the Further Relocation Allowance shall be paid in a lump sum upon any such further relocation.
(f) On the Effective Date, the Company, subject to the approval of the Board to be obtained no later than the Effective Date (by a duly held meeting or unanimous written consent in lieu thereof), shall grant to Executive a restricted stock award (the “Restricted Stock Award”) of Two Million (2,000,000) restricted shares of Common Stock. The shares of restricted Common Stock subject to the Restricted Stock Award shall vest as follows: (i) One Million (1,000,000) shares (the “Time Vested Shares”) which shall vest at the rate of thirty-three and one-third percent (33 1/3%) on each of the three (3) successive anniversary dates commencing on the one (1) year anniversary of the day immediately preceding the one (1) year anniversary of the Effective Date; (ii) One Million (1,000,000) shares (the “Initial Stock Price Performance Shares”) which shall vest as follows: (A) in the event that for any thirty (30) consecutive “trading days” (as defined in Section 17 below) during the “Initial Term” (as defined in Section 5(a) below) of this Agreement the volume weighted average closing price per share of the Company’s Common Stock on the exchange or market on which the Company’s shares of Common Stock are publically listed or quoted for trading is at least Three Dollars and Fifty Cents ($3.50), then Five Hundred Thousand (500,000) of the Stock Price Performance Shares shall vest (the “3.50 Tranche”); and (B) in the event that for any thirty (30) consecutive trading days during the Initial Term of this Agreement the volume weighted average closing price per share of the Company’s Initial Common Stock on the exchange or market on which the Company’s shares of Common Stock are publically listed or quoted for trading is at least Six Dollars ($6.00), then an additional Five Hundred Thousand (500,000) of the Stock Price Performance Shares shall vest (the “6.00 Tranche”). In addition, in the event that the Executive Equity Purchase exceeds Five Hundred Thousand ($500,000) Dollars, Executive shall be granted, upon the establishing of the “conversion price” (as defined below), an additional number of Stock Price Purchase Performance Shares (the “Additional Stock Price Performance Shares”) equal to the dollar amount by which the Executive Equity Purchase exceeds Five Hundred Thousand ($500,000) Dollars (the “Excess Investment”) divided by the conversion price of the “Preferred Stock” (as defined in Section 5(b)) sold in the “Preferred Financing” (as defined in Section 5 below); provided, however, in no event shall the dollar amount of the Excess Investment with respect to which Executive shall be entitled to receive Additional Stock Price Performance Shares exceed One Million ($1,000,000) Dollars. As used herein, the term “conversion price” shall mean the conversion price of the Preferred Stock after giving effect to the outcome of the requisite stockholder votes of the proposed amendment to the Company’s certificate of incorporation to increase the Company’s authorized capital, and which amendment shall be put before the Company’s stockholders for approval at the next annual meeting of the Company’s stockholders to be held in December, 2009. In the event that the calculation of the number of Additional Stock Price Performance Shares results in a fractional share, the fractional share shall be rounded up to the nearest whole share. Any Additional Stock Price Performance Shares shall be allocated equally between the 3.50 Tranche and the 6.00 Tranche. The Stock Price Performance Shares and any Additional Stock Price Performance Shares are hereinafter collectively referred to as the “Performance Shares”.
Vesting with respect to all Restricted Stock Awards shall be subject to the continued employment of Executive by the Company (except as provided in Sections 8(d), 8(e) and 8(f) below) and subject to the restrictions, vesting and forfeiture provisions and the other terms and conditions of this Agreement and the Company’s standard form of Restricted Share Agreement in the form annexed hereto as Exhibit I (the “Restricted Share Agreement”). Accordingly, upon the occurrence of a Change of Control, as that term is defined in Section 8(f) hereof, there shall be no acceleration of any unvested Time Vested Shares, any unvested Performance Shares or any unvested shares of Common Stock or Stock Options subject to any Long-Term Incentive Award unless, in connection with such Change of Control, Executive’s employment is also terminated in accordance with the provisions set forth in the first paragraph of Section 8(f), in which latter event the terms of section 8(f) shall govern. Where provisions of this Agreement and those of any Company plan, policy or program may be in conflict or inconsistent, the provisions of this Agreement shall control without limitation.
Vested shares of Common Stock relating to any Restricted Stock Award under this Section 3(f) shall be delivered to Executive no later than thirty (30) days after such shares vest.
(g) Subsequent to the Effective Date and within five (5) business days after Executive effects the Executive Equity Purchase, the Company shall reimburse Executive for Executive’s reasonable, documented professional fees and disbursements, up to $15,000, that were incurred by Executive for legal and tax advice in connection with the negotiation and entering into of this Agreement (the “Professional Fee Reimbursement”).

4.	Benefits
(a) In addition to the Base Salary, the Bonus Compensation, the Guaranteed Bonus, any Long-Term Incentive Award, the Transition Allowance, the Relocation Allowance, any Further Relocation Allowance, the Restricted Stock Award and the Professional Fee Reimbursement, all as provided for in Section 3 hereof, Executive shall be entitled to an aggregate of four (4) weeks of vacation per year, which shall accrue on a monthly basis. In addition, Executive shall be entitled to participate in or receive benefits equivalent to any employee benefit plan or other arrangement, including but not limited to any medical, dental, vision, retirement, disability and life insurance, and professional membership, social membership, entertainment, automotive, transportation, technology or personal services allowance, generally made available by the Company to its most senior executives, subject to or on a basis consistent with the terms, conditions and overall administration of such plans or arrangements; provided, that such plans and arrangements are made available at the absolute and sole discretion of the Company and nothing in this Agreement establishes any right of Executive to the availability or continuance of any such plan or arrangement.
(b) Executive shall be entitled to prompt reimbursement for all reasonable travel, entertainment and other reasonable expenses incurred in connection with the Company’s business, provided that such expenses are (i) pre-approved by the Company if not in accordance with the Company’s policies, and (ii) adequately documented and vouchered in accordance with the Company’s policies. Any reimbursements provided under this Section 4(b) or under Section 3(d) or 3(e) above shall be subject to the following: (i) any such reimbursement provided during one calendar year shall not affect the amount of such reimbursement provided during a subsequent calendar year; (ii) such reimbursements may not be exchanged or substituted for other forms of compensation to Executive; and (iii) reimbursement payments shall be made to Executive no later than the last day of the calendar year immediately following the calendar year in which the expense is incurred. This Section 4(b) and the reimbursement provisions of Section 3(d) and 3(e) above shall be in effect for the Term hereof.
5.	Term of Employment; Preferred Equity Investment
(a) The term of Executive’s employment hereunder shall commence on November 16, 2009 (the “Effective Date”) and shall initially terminate on the date immediately preceding the three (3) year anniversary thereof, or such earlier time in accordance with Section 8 hereof (the “Initial Term”); provided, however, in the event that (i) Company does not advise Executive at least ninety (90) days prior to the expiration of the Initial Term, or (ii) Executive does not advise the Company at least ninety (90) days prior to the expiration of the Initial Term (and on each subsequent, successive anniversary of the Effective Date thereafter), the term of this Agreement shall automatically be extended for one or more additional one (1) year period(s) (as the case may be), unless terminated earlier in accordance with Section 8 hereof (the Initial Term, plus any one (1) year extension(s) thereof in accordance with the immediately preceding proviso, is hereinafter referred to as the “Term”).
(b) It is presently anticipated that the Company’s currently proposed sale of a new series of 12% Cumulative Participating Perpetual Convertible Preferred Stock (the “Preferred Stock”) pursuant to that certain confidential offering memorandum dated October 23, 2009 (the

“Preferred Financing”) will close on November 6, 2009 (the “Preferred Financing Initial Closing Date”). Executive agrees to purchase $500,000 of Preferred Stock offered and sold by the Company in the Preferred Financing (the “Executive Equity Purchase”) on the date of the Preferred Financing Initial Closing Date, provided that the Preferred Stock is made available to Executive for purchase and sale on such date, and if $500,000 of Preferred Stock is not offered for purchase and sale to Executive on the Preferred Financing Initial Closing Date, then Executive shall execute and deliver binding subscription documentation (identical to the subscription documentation executed and delivered by officers and directors of the Company) no later than the Preferred Financing Initial Closing Date obligating Executive to purchase $500,000 of Preferred Stock on the first date subsequent to the Preferred Financing Initial Closing Date that purchase of the Preferred Stock is made available to Executive. In the event that the Preferred Financing Initial Closing Date does not occur on or before November 20, 2009, then this Agreement may be terminated by either the Company or Executive by written notice delivered to the other within ten (10) days after November 20, 2009, and, upon any delivery of a notice of termination by either Executive or the Company as hereinabove provided, this Agreement shall automatically be terminated and void ab initio; provided, however, in the event of such termination by Executive or the Company, no later than March 15, 2010, Executive shall be reimbursed for all out-of-pocket expenses incurred by Executive pursuant to Executive’s employment with the Company.
6.	Confidentiality
(a) Executive agrees and covenants that, at any time during which Executive is employed by the Company (which, for purpose of this Section 6 shall include the Company’s subsidiaries and affiliates) or thereafter, Executive will not (without first obtaining the express permission of the Company) (i) divulge to any individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof (“Person”), or use (either by Executive or in connection with any business), any “Confidential Information” (as hereinafter defined in Section 6(c) hereof) or (ii) divulge to any Person, or use (either by Executive or in connection with any business), any “Trade Secrets” (as hereinafter defined in Section 6(c) hereof) to which Executive may have had access or which had been revealed to Executive during the course of Executive’s employment, unless such disclosure is pursuant to a court order, disclosure in litigation involving the Company or in any reports or applications required by law to be filed with any governmental agency, in which event Executive shall endeavor to provide at least ten (10) days’ prior written notice to the Company, if possible, and if not possible, then as much prior notice as Executive, in good faith, believes is reasonably possible to provide under the circumstances.
(b) Any interest in patents, patent applications, inventions, copyrights, developments, innovations, methods, processes, analyses, drawings, and reports (collectively, “Inventions”) which Executive may develop during the period Executive is employed under this Agreement (either during regular business hours or otherwise) relating to the fields in which the Company may then be engaged shall belong to the Company; and Executive shall disclose the Inventions to the Company and forthwith upon request of the Company, Executive shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all right, title, and interest in and to the Inventions free and clear of all liens, charges, and encumbrances.
(c) As used in this Agreement, the term “Confidential Information” shall mean and include all information and data in respect of the Company’s (including its subsidiaries’ and affiliates’) operations, financial condition, products, customers and business (including, without limitation, artwork, photographs, specifications, facsimiles, samples, business, marketing or promotional plans, creative written material and information relating to characters, concepts, names, trademarks, tradenames, tradedress and copyrights) which may be communicated to Executive or to which Executive may have access in the course of Executive’s employment by the Company. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which:
(i) is, at the time of the disclosure, a part of the public domain through no improper act or omission by Executive;
(ii) is hereafter lawfully disclosed to Executive by a third party who or which did not acquire the information under an obligation of confidentiality to or through the Company; or
(iii) is general business knowledge not unique or specific to the Company.
As used in this Agreement, the term “Trade Secrets” shall mean and include information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In addition, the term “trade secrets” includes all information protectible as “trade secrets” under applicable law.
Nothing in this Section 6 shall limit any protection, definition or remedy provided to the Company under any law, statute or legal principle relating to Confidential Information or Trade Secrets.
(d) Executive agrees that at the time of leaving the employ of the Company Executive will deliver to the Company and not keep or deliver to anyone else any and all notes, notebooks, drawings, memoranda, documents, and in general, any and all material relating to the business of the Company (except Executive’s personal files and records) or relating to any employee, officer, director, agent or representative of the Company.
7.	Restrictive Covenants
(a) Non-Competition. Executive hereby agrees and covenants that during the period (“Non-Compete Period”) beginning with the initial commencement of Executive’s employment with the Company (including subsidiaries or affiliates) and ending one (1) year following the last day of Executive’s employment with the Company, Executive will not, directly or indirectly, engage in or become interested (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor, director, officer, employee, consultant or through the agency of any person or entity or otherwise) in any business or enterprise that at any time during the Non-Compete Period shall be, in whole or in substantial part competitive with any material part of the business conducted by the Company (which, for purposes of this Section 7 shall include the Company’s subsidiaries and affiliates) as of the last day of Executive’s employment with the Company; except that ownership of not more than 1% of the outstanding securities of any class of any entity that is listed on a national securities exchange or quoted or traded in the over-the-counter market shall not be considered a breach of this Section 7(a). Any engagement, interest or activity permitted under or pursuant to Section 2(b) above shall not be considered a breach of this Section 7(a).
(b) No-Raid. Executive agrees and covenants that for the period commencing on the date hereof and ending one (1) year following the termination of Executive’s employment with the Company (the “Limited Period”), Executive will not (without first obtaining the written permission of the Company), directly or indirectly, recruit any then current employee or independent contractor of the Company, or any individual who served in any such capacity for the Company at any time six (6) months prior thereto, for employment or any other relationship (including but not limited to as an independent contractor), or induce or seek to cause such person to terminate his or her employment with the Company. As used in Sections 7(a) and 7(b) hereof, all references to the Company includes the Company’s subsidiaries and affiliates.
(c) Nondisparagement. Each of the Company and Executive represents and agrees that during the term hereof and thereafter each will not in any way disparage the other (and with respect to the Company, Executive’s agreement hereunder shall also apply to the Company’s current, former and future officers and directors), or make any comments, statements, or communications to the media or to any other third party that reasonably may be considered to be intentionally and materially (i) derogatory or (ii) detrimental to the good name or business reputation of any of the aforementioned parties or entities. Executive agrees that he shall direct all third party inquiries regarding Executive’s employment with the Company to the Company’s Senior Vice President of Human Resources. The provisions of this Section 7(c) shall survive the expiration or termination of this Agreement.
(d) Indemnification. Executive shall be indemnified by the Company in accordance with the Company’s Bylaws, as same may be amended from time to time. The Company agrees to maintain in full force and effect throughout the Employment Period either its directors’ and officers’ liability insurance policy in effect on the date hereof, or any replacement policy thereof on such terms and conditions as may be approved by the Board, and any agreements to indemnify executive employees of the Company.
(e) Cooperation by Executive. With respect to any litigation, arbitration, mediation, administrative hearing, or any other dispute resolution process to which the Company is a party or which Executive is a witness at any time during or after the expiration of the Employment Period, Executive, subject to the reasonable requests of the Company and Executive’s personal schedule, agrees to cooperate fully with the Company, its attorneys and agents, with respect to any process including but not limited to, interviews, depositions, preparation for testimony, and testifying or otherwise providing evidence at no out of pocket cost to Executive. Executive shall be indemnified by the Company in connection with Executive’s activities pursuant to this Section 7(e), and the provisions of this Section 7(e) shall survive the expiration or termination of this Agreement. In the event Executive is requested to provide such cooperation or assistance after the expiration or termination of this Agreement, Executive shall be reasonably compensated by the Company for his time at an hourly rate comparable to senior consultants to the Company.
8.	Termination
The following termination provisions and benefits are in lieu of the benefits available under the Company’s written policies and procedures, as same may be from time to time amended. Executive agrees that his termination provisions shall not be governed by such policies and plans.
(a) Cause. Notwithstanding the terms of this Agreement, the Company may discharge Executive and terminate this Agreement for cause (“Cause”) only in the event (i) of Executive’s willful and repeated refusal, to materially perform his duties or a material covenant hereunder with reasonable diligence, or to follow a material, lawful directive of the Board commensurate with Executive’s position (other than a failure or refusal resulting from Executive’s incapacity), (ii) Executive’s commission of an act involving a fraud, embezzlement, or theft against the property or personnel of the Company, (iii) Executive’s engagement in conduct that the Company in good faith reasonably determines will have a material adverse affect on the reputation, business, assets, properties, results of operations or financial condition of the Company, (iv) Executive shall be indicted for a non-driving related felony or a crime involving moral turpitude, or (v) Executive shall fail to effect the Executive Equity Purchase in accordance with Section 5(b) above. Notwithstanding anything set forth herein to the contrary, prior to the Company having the right to discharge Executive pursuant to clauses (i) or (iii) of the immediately preceding sentence, the Company shall first be required to give Executive at least thirty (30) days’ prior written notice of any alleged breach under Section 8(a)(i) or Section 8(a)(iii) above (the “Notice”), and for such Notice to be effective it must specify in reasonable detail the nature of, and facts and circumstances relative to, such alleged Cause, and Executive shall have a reasonable opportunity to cure any such alleged improper actions within such thirty (30) day period (and in the event Executive takes such curative actions, the Notice shall be deemed withdrawn). Executive shall have had an opportunity, together with counsel, to be heard before the Board upon receipt of the Notice. As used in this Section, the Company includes the Company’s subsidiaries and affiliates, but any determination of Cause shall be made only by formal action of a majority of the Board not including Executive. In the event Executive is discharged pursuant to this Section 8(a), (i) Executive’s Base Salary, Bonus Compensation, and all benefits under Section 4 hereof shall terminate immediately upon such discharge (subject to applicable law, such as pursuant to the applicable provisions of sections 601 through 608 of the Employee Retirement Income Security Act of 1974 regarding continuation coverage), (ii) Executive’s right to all unvested equity awards granted to Executive during the Term hereof hereunder shall immediately and automatically terminate and be of no further force or effect, including but not limited to all unvested Performance Shares, all unvested Time Vested Shares and all unvested shares of Common Stock or Stock Options subject to any Long-Term Incentive Award, (iii) Executive’s right to exercise any vested Stock Options shall terminate automatically, and (iv) the Company shall have no further obligations to Executive except for payment and reimbursement to

Executive for any monies due to Executive which right to payment or reimbursement accrued prior to such discharge, including any Base Salary or Bonus Compensation for a calendar year which has been earned, but not yet paid.
(b) Incapacity. Should Executive become incapacitated to the extent that Executive is unable to perform Executive’s duties pursuant to this Agreement for a period of more than one hundred eighty (180) days in any twelve (12) month period by reason of illness, disability or other incapacity, the Company may, subject to the requirements of applicable law, terminate this Agreement upon written notice at any time after said one hundred eighty (180) day period and the Company shall have no further obligations to Executive or his legal representatives except for payment and reimbursement to Executive or his legal representatives for any monies and other compensation due to Executive (including but not limited to Base Salary, Bonus Compensation, Guaranteed Bonus, Common Stock and Stock Options) which right to payment, receipt or reimbursement accrued prior to such termination.
(c) Death. This Agreement shall terminate immediately upon the death of Executive, in which case the Company shall have no further obligations to Executive or his legal representatives except for payment and reimbursement to Executive’s estate or his legal representatives for any monies and other compensation due to Executive (including but not limited to Base Salary, Bonus Compensation, Guaranteed Bonus, Common Stock and Stock Options) which right to payment, receipt or reimbursement accrued prior to Executive’s death.
(d) Termination Without Cause. At any time subsequent to the Effective Date, the Company may terminate Executive’s employment with the Company without Cause (as defined in Section 8(a) above), for any reason at any time, upon written notice to Executive, whereupon Executive shall be entitled to receive (i) all monies due to Executive which right to payment or reimbursement accrued prior to such discharge, (ii) Base Salary in accordance with the Company’s customary payroll practices for a period of twenty-four (24) months following the date of such termination, (iii) in lieu of any Bonus Compensation for the calendar year of termination, an amount equal to two (2) times Executive’s Bonus Compensation earned in the calendar year prior to termination, payable in cash, on the next immediately following date when similar annual bonus compensation is paid to other executive officers of the Company (but in no event later than March 15th of the calendar year following the calendar in which the termination occurs); provided, however, notwithstanding the foregoing provisions of this subclause 8(d)(iii), in the event of a termination pursuant to this Section 8(d) at any time prior to the payment of the Guaranteed Bonus, it is expressly understood and agreed that Executive shall be entitled to receive the Guaranteed Bonus pursuant to this subclause 8(d)(iii), (iv) an amount, payable monthly, equal to the amount Executive paid for continuation of health insurance coverage for such month under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), until the earlier of (A) eighteen (18) months from the termination date, or (B) Executive obtains replacement health coverage from another source, (v) the number of shares of Common Stock or Stock Options that are unvested with respect to any Long-Term Incentive Awards granted to Executive prior to termination, which shall immediately vest and shall be delivered no later than March 15th of the calendar year following the calendar year in which the termination occurs, and (vi) all then unvested Time Vested Shares and Performance Shares shall automatically vest upon the termination and shall be delivered no later than March 15th of the calendar year following the calendar year in which the termination occurs. The Company’s payment of any amounts to Executive other than with respect to subclause (i) in the immediately preceding sentence upon the termination of Executive’s employment without Cause is expressly subject to and contingent upon Executive executing and delivering to the Company within twenty-one (21) days of such termination the Company’s then current form of release for all claims hereunder (the “Release”).
(e) Termination by Executive for Good Reason. Executive may terminate his employment under this Agreement at any time for Good Reason by giving written notice to the Company. For purposes of this Section 8(e), “Good Reason” shall mean any of the following conditions: (i) a material breach of this Agreement by the Company; (ii) other than in connection with relocating to either the New York, New York or Chicago, Illinois metropolitan area as a consequence of the Company moving its principal executive offices to either such metropolitan area, Executive is required to permanently relocate outside of a seventy-five (75) mile radius from Santa Ana, California, (iii) a reduction in Executive’s Base Salary as then currently in effect (i.e. inclusive of any increases in the Base Salary as same may have been increased subsequent to the execution hereof in accordance with the provisions of Section 3(a) above); (iv) a material reduction in Executive’s duties and responsibilities; or (v) Executive is required to directly report to any other executive officer of the Company; provided, however, that no Good Reason shall exist unless Executive provides the Company with written notice of the condition within 90 days of Executive’s learning of the condition’s initial existence and the Company has not cured the condition within 30 days of such notice. In the event of a termination by Executive for Good Reason, Executive shall be entitled to receive (i) all monies due to Executive which right to payment or reimbursement accrued prior to such discharge, (ii) Base Salary in accordance with the Company’s customary payroll practices for a period of twenty-four (24) months following the date of such termination, (iii) in lieu of any Bonus Compensation for the calendar year of termination, an amount equal to two (2) times Executive’s Bonus Compensation earned in the calendar year prior to termination, payable in cash, on the next immediately following date when similar annual bonus compensation is paid to other executive officers of the Company (but in no event later than March 15th of the calendar year following the calendar year in which the termination occurs); provided, however, notwithstanding the foregoing provisions of this subclause 8(e)(iii), in the event of a termination pursuant to this Section 8(e) at any time prior to the payment of the Guaranteed Bonus, it is expressly understood and agreed that Executive shall be entitled to receive the Guaranteed Bonus pursuant to this subclause 8(e)(iii), (iv) an amount, payable monthly, equal to the amount Executive paid for continuation of health insurance coverage for such month under COBRA, until the earlier of (A) eighteen (18) months from the termination date, or (B) Executive obtains replacement health coverage from another source, (v) the number of shares of Common Stock or Stock Options that are unvested with respect to any Long-Term Incentive Awards granted to Executive prior to termination, which shall immediately vest and shall be delivered no later than March 15th of the calendar year following the calendar year in which the termination occurs, and (vi) all then unvested Time Vested Shares and Performance Shares shall automatically vest upon the termination and shall be delivered no later than March 15th of the calendar year following the calendar year in which the termination occurs. The Company’s payment of any amounts to Executive other than with respect to subclause (i) in the immediately preceding sentence upon Executive’s termination for Good Reason is expressly subject to and contingent upon Executive executing and delivering to the Company within twenty-one (21) days of Executive’s termination for Good Reason the Release.

(f) Termination Pursuant to a Change of Control. In the event that subsequent to the Effective Date (i) Executive is terminated by the Company or its succesor without Cause or Executive terminates the Agreement for Good Reason within one (1) year after a “Change of Control” (as defined below), or (ii) Executive is terminated by the Company without Cause or Executive terminates the Agreement for Good Reason within three (3) months prior to a Change of Control, Executive shall be entitled to receive (i) all monies due to Executive which right to payment or reimbursement accrued prior to such discharge, (ii) two (2) times Executive’s Base Salary payable in accordance with the Company’s customary payroll practices over a twenty-four (24) month period, (iii) in lieu of any Bonus Compensation for the calendar year of termination, an amount equal to two (2) times Executive’s Bonus Compensation earned in the calendar year prior to termination, payable in cash, on the next immediately following date when similar annual bonus compensation is paid to other executive officers of the Company (but in no event later than March 15th of the calendar year following the calendar year in which the termination occurs) ); provided, however, notwithstanding the foregoing provisions of this subclause 8(f)(iii), in the event of a termination pursuant to this Section 8(f) at any time prior to the payment of the Guaranteed Bonus, it is expressly understood and agreed that Executive shall be entitled to receive the Guaranteed Bonus pursuant to this subclause 8(f)(iii), (iv) an amount, payable monthly, equal to the amount Executive paid for continuation of health insurance coverage for such month under COBRA, until the earlier of (A) eighteen (18) months from the termination date, or (B) Executive obtains replacement health coverage from another source, (v) the number of shares of Common Stock or Stock Options that are unvested with respect to any Long-Term Incentive Awards granted to Executive prior to termination, which shall immediately vest and shall be delivered no later than March 15th of the calendar year following the calendar year in which the termination occurs, and (vi) all then unvested Time Vested Shares and Performance Shares shall automatically vest upon the termination and shall be delivered no later than March 15th of the calendar year following the calendar year in which the termination occurs. The Company’s payment of any amounts to Executive other than with respect to subclause (i) in the immediately preceding sentence upon the termination of Executive’s employment without Cause or for Good Reason is expressly subject to and contingent upon Executive executing and delivering to the Company within twenty-one (21) days of such termination the Release.
For purposes of this Agreement, the term “Change of Control” shall mean the occurrence of any of the following events subsequent to the Effective Date: (i) the acquisition by any person, entity or group (other than a Current Investor, an Affiliate of a Current Investor, the Company or an Affiliate of the Company) in one or more transactions, of beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 50% or more of the Voting Stock of the Company; (ii) the completion by any person, entity or group (other than a Current Investor, an Affiliate of a Current Investor, the Company or an Affiliate of the Company) of a tender offer or an exchange offer for more than 50% of the outstanding Voting Stock of the Company; (iii) the effective time of (1) a merger or consolidation of the Company with one or more corporations (other than a corporation or corporations in which at least 50% the Voting Stock is beneficially owned by a Current Investor or an Affiliate of a Current Investor) as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation directly or indirectly hold less than 50% of the Voting Stock of the surviving or resulting corporation or (2) a transfer of all or substantially all of the property or assets of the Company (other than to an entity in which a Current Investor, an Affiliate of a Current Investor, the Company or an Affiliate of the

Company owns at least 50% of the Voting Stock); (iv) individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) ceasing for any reason to constitute at least a majority of the Board (provided, however, that any individual becoming a director subsequent to such date whose appointment or election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding for this purpose any such individual whose initial election or appointment to the Board occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board); or (v) a complete liquidation of the Company. For purposes of this definition of Change of Control: “Affiliate” shall have the meaning given to such term in Rule 405 under the Securities Act of 1933, as amended; “Current Investor” shall mean any stockholder of the Company, who or that, as of the Effective Date, either alone or together with their or its Affiliates beneficially owns 20% or more of the outstanding Voting Stock of the Company; and “Voting Stock” shall mean the outstanding capital stock or equity interests of any entity that are entitled to vote for the election of directors of such entity. For the avoidance of doubt, the currently proposed recapitalization of the Company pursuant to the Preferred Financing shall not constitute a Change of Control.
(g) Exclusivity of Severance Provisions. The Change of Control payment contemplated in Section 8(f) and the severance payments contemplated in Section 8(d) or Section 8(e), are mutually exclusive (i.e. Executive may be entitled to one or the other, but not both).
(h) Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amounts or benefits payable under this Agreement on account of Executive’s termination of employment constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no payments or benefits shall be paid or provided until Executive incurs a separation from service within the meaning of Treasury Regulation § 1.409A-1(h) from the Company and any entity that would be considered a single employer with the Company under Code Sections 414(b) or 414(c) (“Separation from Service”). If, at the time of the Executive’s Separation from Service, Executive is a “specified employee” (within the meaning of Code Section 409A and Treasury Regulation §1.409A-3(i)(2)), the Company will not pay or provide any “Specified Benefits” (as defined herein) until immediately after the six-month period (the “409A Suspension Period”) beginning immediately after the Executive’s Separation from Service and all Specified Benefits that would otherwise have been paid or provided during the 409A Suspension Period shall be paid or provided on the first business day immediately following the 409A Suspension Period. For purposes of this Agreement, “Specified Benefits” are any amounts or benefits that constitute deferred compensation subject to Code Section 409A that are paid on account of Executive’s Separation from Service. This Agreement is intended to comply with (or be exempt from) Code Section 409A, and the Company shall have reasonable discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Code Section 409A. The Company reserves the right to unilaterally amend this Agreement without the consent of Executive in order to accurately reflect its correct interpretation and operation under Section 409A, as well as to maintain an exemption from or compliance with Code Section 409A, provided that Executive shall receive prompt written notice of any such amendment and be given an opportunity to present any concerns with such amendment to the Board for its good faith consideration and action. Nevertheless, and notwithstanding any other provision of this Agreement, neither the Company nor any of its employees, directors, or their agents shall have any obligation to mitigate, nor hold Executive harmless from, any or all taxes (including any imposed under Code Section 409A) arising under this Agreement.
9.	Violation of Other Agreements
Executive represents and warrants to the Company that he has no written employment agreement or any other written agreement or other understanding of any nature whatsoever with his employer immediately preceding the entering into of this Agreement (or any other former employer) that would prohibit him from entering this Agreement or that would in any fashion prevent, prohibit, restrict or hinder Executive or the Company from directly or indirectly soliciting, for employment any current or prior employee of his immediately preceding employer, or any other employer, or that would in any fashion prevent, prohibit, restrict or hinder Executive or the Company from soliciting, directly or indirectly, any current or prior clients or prospects of Executive’s immediately preceding employer or any other former employer. Accordingly, Executive is legally able to enter into this Agreement and accept employment with the Company; that Executive is not prohibited by the terms of any agreement, understanding, law or policy from entering into this Agreement; that the terms hereof will not and do not violate or contravene the terms of any agreement, understanding, law or policy to which Executive is or may be a party, or by which Executive may be bound or subject; and that Executive is under no physical or mental disability that would hinder the performance of Executive’s duties under this Agreement.
10.	Specific Performance; Damages
In the event of a breach or threatened breach of the provisions of Section 6 or Section 7 hereof, Executive agrees that the injury which could be suffered by the Company (which for purposes of this Section 10 shall include the Company’s successor-in-interest, subsidiaries and affiliates) would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, Executive agrees that in the event of a breach or threatened breach of Section 6 or Section 7 hereof, in addition to and not in lieu of any damages sustained by the Company and any other remedies which the Company may pursue hereunder or under any applicable law, the Company shall have the right to equitable relief, including but not limited to the issuance of a temporary or permanent injunction or restraining order, by any court of competent jurisdiction against the commission or continuance of any such breach or threatened breach, without the necessity of proving any actual damages or posting of any bond or surety therefor.
11.	Notices
Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, by overnight courier, or by facsimile, addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

In the case of the Company, to:
Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300
Santa Ana, CA 9270
Attention: Chairman of the Board
Facsimile: (714) 881-2217
With a copy simultaneously by like means to:
Zukerman Gore Brandeis & Crossman, LLP
875 Third Avenue
New York, NY 10022
Attention: Clifford A. Brandeis, Esq.
Main: (212) 223-6700
Facsimile: (212) 223-6433
Email: cbrandeis@zgbcllp.com
In the case of Executive, to:
Thomas D’Arcy
[REDACTED]
[REDACTED] Facsimile: [REDACTED]; Attention Emmett E. Lyne, Esq.
With a copy simultaneously by like means to:
Emmett E. Lyne, Esq.
Rich May, a Professional Corporation
176 Federal Street
Boston, MA 02110-2223
Main: (617) 556-3800
Direct: (617) 556-3885
Fax: (617) 556-3889
Email: elyne@richmaylaw.com

Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier with receipt confirmed, (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service, certified mail, return receipt requested, and (iv) when transmitted by facsimile with receipt confirmed.
12.	Waivers
No waiver by any party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.
13.	Preservation of Intent
Should any provision of this Agreement be determined by a court having jurisdiction in the premises to be illegal or in conflict with any laws of any state or jurisdiction or otherwise unenforceable, the Company and Executive agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out.
14.	Entire Agreement
This Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments, plans and representations in respect thereof among them, including, without limitation, any prior employment agreement and any special severance agreements and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Agreement.
15.	Inurement; Assignment
The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of the Company or to the business of the Company, subject to the provisions hereof. The Company may assign this Agreement to any person, firm or corporation controlling, controlled by, or under common control with the Company. Neither this Agreement nor any rights or obligations of Executive hereunder shall be transferable or assignable by Executive, other than the rights which inure to his estate and legal representatives hereunder in the event of the death of Executive during the Employment Period.
16.	Amendment
This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.
17.	Headings; Certain Definitions
The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
As used herein, the term “trading day” shall mean any day of the year on which the market or exchange on which the Company’s Common Stock is listed or quoted for trading is open to the public for trading. As used herein the term “business day” shall mean any day of the year other than a Saturday or a Sunday or holiday on commercial banks are open for business in Santa Ana, California.

18.	Counterparts
This Agreement may be executed in one or more original, facsimile or electronic counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
19.	Governing Law; Disputes
This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without giving reference to principles of conflict of laws. Other than with respect to any dispute or controversy arising under Section 10 hereof, any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall be finally determined and settled by arbitration. Arbitration shall be initiated by one party making written demand upon the other party and simultaneously filing the demand together with required fees in the office of the American Arbitration Association in Wilmington, Delaware. The arbitration proceeding shall be conducted in Wilmington, Delaware by a single arbitrator in accordance with the Commercial Arbitration Rules as required by the arbitrator. Each party shall bear their own legal costs and expenses in connection with any arbitration and the parties shall share equally all arbitration fees; provided, however, that the arbitrator shall have the discretion to award legal costs and expenses of arbitration in the interests of fairness. Except as required by the arbitrator, the parties shall have no obligation to comply with discovery requests made in the arbitration proceeding. The arbitration award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over such parties.
In the event of any dispute or controversy arising under Section 10 hereof, each of the parties hereto irrevocably consents to the exclusive venue and jurisdiction of the federal and state courts located in the State of Delaware, County of Kent, and the prevailing party in such dispute or controversy shall have the right to recover, at the discretion of the court in the interests of fairness, from the non-prevailing party all legal costs and expenses and all court costs expended by the prevailing party in connection with such dispute or controversy.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THOMAS D’ARCY

GRUBB & ELLIS COMPANY
By:
C. Michael Kojaian
Chairman of the Board

[Signature Page to Employment Agreement]

EXHIBIT I
RESTRICTED STOCK AWARD AGREEMENT
Pursuant to that certain executive employment agreement dated as of  _____  , 2009 (the "Employment Agreement”) by and between Grubb & Ellis Company, a Delaware corporation (the "Company”), and Thomas D’Arcy (“Executive”), the Company has granted to Executive the number of shares of the Company’s common stock, $0.01 par value (“Stock”), as set forth in the Employment Agreement (the “Shares”), upon the terms and conditions set forth in the Employment Agreement and this restricted stock agreement (the “Agreement”).
ARTICLE I
GENERAL
1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Employment Agreement.
ARTICLE II
GRANT OF RESTRICTED STOCK
2.1 Grant of Restricted Stock. In consideration of Executive’s employment with or service to the Company or its subsidiaries pursuant to the Employment Agreement, and for other good and valuable consideration, effective as of the Effective Date (the “Effective Date”), the Company hereby agrees to issue to Executive the Shares, upon the terms and conditions set forth in this Agreement and in the Employment Agreement.
2.2 Issuance of Shares. The issuance of the Shares under this Agreement shall occur upon the Effective Date (the “Issuance Date”). Subject to the provisions of Article IV, the Company shall issue the Shares (which shall be issued in Executive’s name) on the Issuance Date.
2.3 Conditions to Issuance of Stock Certificates. The Shares, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares prior to fulfillment of all of the following conditions:
(a) The admission of such Shares to listing on all stock exchanges on which the Stock is then listed;
(b) The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Board of Directors shall, in its absolute discretion, deem necessary or advisable;
(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Board of Directors shall, in its absolute discretion, determine to be necessary or advisable;
(d) The lapse of such reasonable period of time following the Issuance Date as the Board of Directors may from time to time establish for reasons of administrative convenience; and
(e) The receipt by the Company of full payment for all amounts which, under federal, state or local tax law, the Company (or other employer corporation) is required to withhold upon issuance of such Shares.

Notwithstanding the foregoing, the Company will ensure that upon the vesting of any Shares pursuant to the Employment Agreement, these conditions shall have been satisfied with respect to such vested Shares.
2.4 Rights as Stockholder. Except as otherwise provided herein, upon delivery of the Shares to the escrow agent pursuant to Article IV, Executive shall have all the rights of a stockholder with respect to said Shares, subject to the restrictions herein, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares; provided, however, that any and all extraordinary cash dividends paid on such Shares and any and all shares of Stock, capital stock or other securities or property received by or distributed to Executive with respect to the Shares as a result of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company shall also be subject to the Forfeiture Restriction (as defined in Section 3.1) and the restrictions on transfer in Section 3.4 until such restrictions on the underlying Shares lapse or are removed pursuant to this Agreement (or, if such Shares are no longer outstanding, until such time as such Shares would have been released from the Forfeiture Restriction pursuant to this Agreement). In addition, in the event of any merger, consolidation, share exchange or reorganization affecting the Shares, including, without limitation, a Change in Control, then any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) that is by reason of any such transaction received with respect to, in exchange for or in substitution of the Shares shall also be subject to the Forfeiture Restriction (as defined in Section 3.1) and the restrictions on transfer in Section 3.4 until such restrictions on the underlying Shares lapse or are removed pursuant to this Agreement (or, if such Shares are no longer outstanding, until such time as such Shares would have been released from the Forfeiture Restriction pursuant to this Agreement). Any such assets or other securities received by or distributed to Executive with respect to, in exchange for or in substitution of any Unreleased Shares (as defined in Section 3.3) shall be immediately delivered to the Company to be held in escrow pursuant to Section 4.1. Notwithstanding the foregoing, any dividends or other distributions paid or made with respect to Shares prior to the date that such Shares are released from the Forfeiture Restriction and which are not also subject to the Forfeiture Restriction (as described above) shall be paid or made to Executive no later than the earlier of (i) the end of the calendar year in which the dividends or distributions are paid or made to shareholders of the Stock or (ii) the 15th day of the third month following the date the dividends or distributions are paid or made to shareholders of the Stock.
ARTICLE III
RESTRICTIONS ON SHARES
3.1 Forfeiture Restriction. Subject to the provisions of Section 3.2, if Executive has a termination of employment for any or no reason, all of the Unreleased Shares (as defined in Section 3.3) shall thereupon be forfeited immediately and without any further action by the Company (the “Forfeiture Restriction”). Upon the occurrence of such a forfeiture, the Company shall become the legal and beneficial owner of the Shares being forfeited and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Shares being forfeited by Executive. In the event any of the Unreleased Shares are forfeited under this Section 3.1, any cash, cash equivalents, assets or securities received by or distributed to Executive with respect to, in exchange for or in substitution of such Shares and held by the escrow agent pursuant to Section 4.1 shall be promptly transferred by the escrow agent to the Company.
3.2 Release of Shares from Forfeiture Restriction. The Shares shall be released from the Forfeiture Restriction in accordance with the applicable vesting provisions set forth in the Employment Agreement (including, for the avoidance of doubt, the accelerated vesting provisions of Sections 8(d), 8(e) and 8(f) of the Employment Agreement). Any of the Shares released from the Forfeiture Restriction shall thereupon be released from the restrictions on transfer under Section 3.4. In the event any of the Shares are released from the Forfeiture Restriction, any dividends or other distributions paid on such Shares and held by the escrow agent pursuant to Section 4.1 shall be promptly paid by the escrow agent to Executive (provided that such payment shall in no event be later than March 15 of the calendar year following the calendar year in which such Shares are released from the Forfeiture Restriction).

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3.3 Unreleased Shares. Any of the Shares which, from time to time, have not yet been released from the Forfeiture Restriction are referred to herein as "Unreleased Shares.”
3.4 Restrictions on Transfer. Unless otherwise permitted by Board of Directors or the Compensation Committee of the Company (the “Committee”), no Unreleased Shares or any dividends or other distributions thereon or any interest or right therein or part thereof, shall be liable for the debts, contracts or engagements of Executive or his or her successors in interest or shall be subject to sale or other disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such sale or other disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted sale or other disposition thereof shall be null and void and of no effect. Notwithstanding the foregoing, the Unreleased Shares and all other property, amounts, interests and rights related thereto shall not be transferable (within the meaning of Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”)) at any time prior to the time of release from the Forfeiture Restrictions.
ARTICLE IV
ESCROW OF SHARES
4.1 Escrow of Shares. To insure the availability for delivery of Executive’s Unreleased Shares in the event of forfeiture of such Shares by Executive pursuant to Section 3.1, Executive hereby appoints the Secretary of the Company, or any other person designated by the Committee as escrow agent, as his or her attorney-in-fact to assign and transfer unto the Company, such Unreleased Shares, if any, forfeited by Executive pursuant to Section 3.1 and any dividends or other distributions thereon. The Unreleased Shares and stock assignment shall be held by the Secretary of the Company, or such other person designated by the Committee, in escrow, until the Unreleased Shares are forfeited by Executive as provided in Section 3.1, until such Unreleased Shares are released from the Forfeiture Restriction, or until such time as this Agreement no longer is in effect.
4.2 Transfer of Forfeited Shares. Executive hereby authorizes and directs the Secretary of the Company, or such other person designated by the Board of Directors or the Committee, to transfer the Unreleased Shares which have been forfeited by Executive to the Company.
4.3 No Liability for Actions in Connection with Escrow. The Company, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Shares in escrow while acting in good faith and in the exercise of its reasonable judgment.
ARTICLE V
OTHER PROVISIONS
5.1 Adjustment for Stock Split. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, the Committee shall make appropriate and equitable adjustments in the number of Shares that at the time of such event are Unreleased Shares subject to the Forfeiture Restriction. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to such Shares, to any and all shares of capital stock or other securities, property or cash which may be issued in respect of, in exchange for, or in substitution of such Shares, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof.
5.2 Taxes. Executive has reviewed with Executive’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Employment Agreement and this Agreement. Executive is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Executive understands that Executive (and not the Company) shall be responsible for Executive’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. Executive understands that Executive will recognize ordinary income for

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federal income tax purposes under Section 83 of the Code as the restrictions applicable to the Unreleased Shares lapse. In this context, “restriction” includes the Forfeiture Restriction. Executive understands that Executive may elect to be taxed for federal income tax purposes at the time the Shares are issued rather than as and when the Forfeiture Restriction lapses by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than thirty days following the date of issuance.
EXECUTIVE ACKNOWLEDGES THAT IT IS EXECUTIVE’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b), EVEN IF PARTICIPNAT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON EXECUTIVE’S BEHALF.
5.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of this Agreement or the Employment Agreement, Executive expressly acknowledges and agrees that Executive is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act”), the Shares and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
5.4 Administration. Intentionally Omitted.
5.5 Restrictive Legends and Stop-Transfer Orders.
(a) Any share certificate(s) evidencing the Shares issued hereunder shall be endorsed with the following legend and any other legend(s) that may be required by any applicable federal or state securities laws:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE IN FAVOR OF THE COMPANY AND MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
(b) Executive agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(c) The Company shall not be required: (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.
5.6 Tax Withholding.
(a) The Company shall be entitled to require payment of any sums required by federal, state or local tax law to be withheld with respect to the transfer of the Shares or the lapse of the Forfeiture Restriction with respect to the Shares, or any other taxable event related thereto. The Company may permit Executive to make such payment in one or more of the forms specified below:
(i) by cash or check made payable to the Company;
(ii) by the deduction of such amount from other compensation payable to Executive;

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(iii) by tendering Shares which are not subject to the Forfeiture Restriction and which have a then current Fair Market Value (as defined in Section 5.6(c) below) not greater than the amount necessary to satisfy the Company’s withholding obligation based on the minimum statutory withholding rates for federal, state and local income tax and payroll tax purposes; or
(iv) in any combination of the foregoing.
(b) In the event Executive fails to provide timely payment of all sums required by the Company pursuant to Section 5.6(a), the Company shall have the right and option, but not obligation, to treat such failure as an election by Executive to provide all or any portion of such required payment by means of tendering Shares in accordance with Section 5.6(a)(iii).
(c) As used herein, the term “Fair Market Value” means if the Shares are listed on any national securities exchange, the closing sales price, if any, on the largest such exchange on the valuation date, or, if none, on the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date. If the Shares are not then listed on any such exchange, the fair market value of such Shares shall be the closing sales price if such is reported, or otherwise the mean between the closing “Bid” and the closing “Ask” prices, if any, as reported in the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) for the valuation date, or if none, on the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date. If the Shares are not then either listed on any such exchange or quoted in NASDAQ, or there has been no trade date within such thirty (30) day period, the fair market value shall be the mean between the average of the “Bid” and the average of the “Ask” prices, if any, as reported in the National Daily Quotation System for the valuation date, or, if none, for the most recent trade date immediately prior to the valuation date provided such trade date is not more than thirty (30) days prior to the valuation date. If the fair market value cannot be determined under the preceding three sentences, it shall be determined in good faith by the Board of Directors .
5.7 Notices. Any notice to be given under the terms of this Agreement to the Company shall be in accordance with the notice provisions set forth in Section 11 of the Employment Agreement. By a notice given pursuant to this Section 5.7 or Section 11 of the Employment Agreement, either party may hereafter designate a different address for notices to be given to that party.
5.8 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
5.9 Governing Law; Severability. This Agreement shall be administered, interpreted and enforced under the laws of the State of Delaware without regard to conflicts of laws thereof. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.
5.10 Conformity to Securities Laws. Executive acknowledges that this grant is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act of 1933, as amended and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state securities laws and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
5.11 Amendments. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by Executive and by a duly authorized representative of the Company.
5.12 No Employment Rights. Nothing in the this Agreement shall confer upon Executive any right to continue in the employ of the Company or any subsidiary or shall interfere with or restrict in any way the rights of the Company and its subsidiaries, which are expressly reserved, to discharge Executive at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company and Executive.

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5.13 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Executive and his or her heirs, executors, administrators, successors and assigns.
5.14 Counterparts. This Agreement may be executed in one or more original, facsimile or electronic counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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[Restricted Stock Award Agreement]